EXHIBIT 99.2

Sport Chalet, Inc.
Moderator: Rachel Albert
June 13, 2006
5:00 p.m. EST

OPERATOR: Good afternoon ladies and gentlemen and welcome to Sport Chalet’s fourth quarter fiscal 2006 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time.

If anyone should require assistance during the call, please press Star zero on your touch-tone phone. As a reminder, ladies and gentlemen, this conference is being recorded today, June 13,2006, and may not be reproduced in whole or in part without permission from the Company. I would now like to introduce Rachel Albert of Financial Dynamics; please go ahead.

RACHEL ALBERT, FINANCIAL DYNAMICS: Thank you, operator. Good afternoon everyone and thank you for joining us today. If you have not received a copy of Sport Chalet’s press release, please call 212-850-5600, and we can have a copy sent to you.

Before we begin I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward- looking and made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the competitive environment in the sporting goods industry in general, and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans, and maintaining its competitive position, changes in cost of goods and services, the weather, and economic conditions in general, and in specific market areas. These and other market risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Craig Levra, Chairman and Chief Executive Officer of Sport Chalet. Craig, please go ahead.

CRAIG LEVRA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SPORT CHALET: Thanks, Rachel. Good afternoon everyone and thank you for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer. Following my remarks, Howard will review our financial results for the fourth quarter and fiscal year. After our formal comments we will both be available for any questions you might have.

Excluding the effects of the recapitalization, Sport Chalet recorded its best year in our 47-year history. We are pleased with our fourth quarter and how strongly we finished out the year. We are proud of our ability to generate such outstanding results while also achieving other milestones.

Our ability to maintain this level of momentum throughout the year illustrates the successful execution of our key initiatives, the effectiveness of our store model, and how well we are meeting our customers’ needs in our markets.

We spent a significant amount of time over the past year making important progress on our long-term strategic initiatives and I would like to take a moment and go over those in detail.

Specifically, we made great strides in our expansion initiatives with the highlight being the opening of three new stores in Arizona on one day. It was exciting to bring Sport Chalet into its third state and, overall, we have been very pleased with our start in this new market. Entering this new market with three stores at once made a lot of sense and, as we discussed on last quarter’s earnings call, our team did a fantastic job in coordinating the grand openings.

We have already generated a solid customer base at these stores and remain optimistic about additional growth opportunities in this market. While we continue to expand our geographic diversity we are also constantly evaluating our existing markets and understand the benefit of creating market density.

We opened our Foothill Ranch store in February, which marked our 40th store. This location further strengthens our presence in Orange County, California and has generated good initial results.

We also completed our recapitalization plan during the year, which as many of you know, was a milestone for our Company. Not only did this transaction strengthen the stability of our business but it also demonstrated management’s commitment to the entire Company and our stockholders.

By putting a succession plan in place for our founder, Norbert Olberz, we have insured Sport Chalet’s independence is in our own hands and that we can continue to execute our long-term strategies while maintaining our unique corporate culture and strong focus on customer service.

During the year we made progress in our system initiatives with the implementation of Marketmax, our new merchandising system. The new system has allowed us to more effectively plan the merchandising mix in our stores, giving us the ability to have the right product in the right stores.

Additionally, this system helps us to better understand and monitor our customers’ purchasing patterns by individual SKU. We believe that further optimization of the program lies ahead and we are confident that this system will help drive our sales going forward, as well as reduce our level of markdowns.

We announced last quarter the preliminary roll out of our new customer relationship management program, the Sport Chalet Action Pass. At the end of the year we were running the program in five stores in Las Vegas and San Diego. We just recently added Arizona and we now have 16,500 members. The program allows us to understand individual customer behavior and enables us to more strategically think about our customers and their shopping patterns.

This tool, combined with other merchandising planning efforts, will provide us with insight into our stores as well as our customers. We anticipate it will influence many areas of our business, including how we train our employees, how we choose to lay out stores, and how we market to our customers.

It’s important to note that our exceptional performance for this past fiscal year was due in large part to the hard work and dedication of our entire team. At Sport Chalet we make a point of recognizing great work and dedication. We exemplified that by the four management promotions we announced in the third quarter.

In addition to these individual strong contributions to the Company, we are proud of all of our employees’ efforts this past year and believe that our performance will continue to reflect the skills, knowledge, and enthusiasm of our entire team.

Looking at the 2007 fiscal year ahead, we anticipate continuing our store expansion, as well as updating our store base through major and minor remodels. Specifically, we plan to open five new stores during the fiscal year in the state of California.

This includes Thousand Oaks, which we opened at the end of May, as well as a store in Vacaville, which we plan to open at the end of summer, as well as stores in San Marcos, Norco, and San Jose in the fall.

Regarding store remodels, we have two major remodels planned for the year, in Torrance and Mission Valley, California. At the end of fiscal 2007, 64 percent of our store base will either be new or newly remodeled.

Our store initiatives for the year include adding density to our existing core markets in Southern California. Increasing store density allows us to leverage key aspects of our business across the entire store base, such as advertising and merchandising. This said, we will also remain focused long-term on expanding into new markets beyond Southern California.

Geographic expansion of our store base allows us to mitigate various outside factors such as the weather and adds overall strength to our business. We are very pleased that our growth over the past few years has been supported entirely by internal cash flow, without the need to take on debt.

This last year marked our ninth consecutive year-end with a debt free balance sheet. Though we are proud of this accomplishment we are aware that by maintaining a strong level of store expansion our capital needs will continue to grow and there may be a time when we will need to access outside capital.

Regardless of whether we support our store growth internally or with external borrowing we will continue to grow our store base in a prudent and efficient manner. We are also placing a strong emphasis on marketing initiatives for the year.

Specifically we are working towards improving our direct mail program and we constantly look for ways to position Sport Chalet as the home for the latest in technology, performance and fashion merchandise.

We plan to maintain our commitment to our team sales division in the coming year. We have recently made changes that are very important to this group and look forward to continuing this emphasis in fiscal 2007, focusing on improvements to management as well as internal and external controls within the group.

We will also focus on developing a stronger connection between our team sales division and our retail stores. We will continue our in-store initiatives that enhance customer service. In addition to optimizing the merchandise mix and breadth of brands, we are also continuing to add value-added services we offer our customers.

For example, four of the five new stores we open this year will have SCUBA training pools. We will also implement enterprise selling software in conjunction with rolling out our new point-of-sale cash register system. This software is designed to increase sales productivity by locating and selling inventory from any location in real time.

Since outstanding customer service has been one of our strategic competencies, satisfying customer demand has always been our practice. With enterprise selling we will be able to continue this practice more efficiently. The software automates and fine-tunes the more cumbersome manual process that is already in place in our Company.

We are excited to further improve our service levels with this addition to our store systems and anticipate fully implementing the program in the fall just in time for the holiday season. One final thing I would like to briefly note before turning the call over to Howard is the recent selling of Sport Chalet Class A stock shares by management.

These shares are being sold through a 10b5-1 plan in an organized manner. The purpose of these sales is to pay the tax liability that management assumed in the recent recapitalization. The entire management team continues to hold a substantial number of Sport Chalet’s shares and will remain committed to and confident in our ongoing business.

In summary, we are pleased with our accomplishments and operating performance in fiscal 2006. We continue to make progress in our growth strategy and long-term objectives including in-store initiatives, system improvements, and customer service programs.

For us to maintain this level of growth we need to continue to leverage our existing infrastructure while also strategically adding new support to our operations. Our unique store concept and ability to meet the needs of our customers will continue to be the main drivers for our Company in the future. We intend to build on the positives we achieved in the last year and believe we are in a good position to continue our success in fiscal 2007. And now I’ll turn the call over to Howard Kaminsky for a review of our financial results.

HOWARD KAMINSKY, CHIEF FINANCIAL OFFICER, SPORT CHALET: Thanks Craig and good afternoon everyone. As Craig noted, we are pleased with our performance for the fourth quarter and the full fiscal year.

Same store sales for the fourth quarter, fiscal 2006 increased 5.7 percent from the same period last year. The increase was primarily attributable to late winter weather in our region and, excluding sales of winter related merchandise, same store sales increased 5.2 percent in the fourth quarter.

Total sales for the fourth quarter were $89.7 million compared to total sales of $79.2 million in the fourth quarter of fiscal 2005, for a 13.3 percent gain. We’ve opened four new stores since the fourth quarter last year, which contributed $5.7 million in sales.

For the full fiscal 2006, same store sales increased 1.9 percent. Sales in fiscal 2006 did not have the benefit of colder weather experienced early in our third quarter of fiscal 2005, that helped stimulate the demand for winter apparel and equipment in that year.

Same store sales excluding sales of winter related products increased 3.3 percent for the full fiscal year, which demonstrates the effectiveness of our efforts to expand our merchandise assortment and diversify geographically. Total sales increased to $343.2 million, up 11 percent from $309.1 million in fiscal 2005. The four new stores that were opened contributed $27.6 million.

Gross margin in the fourth quarter decreased 60 basis points to 30.2 percent compared to 30.8 percent in the fourth quarter of fiscal 2005, primarily reflecting a higher level of markdowns on our winter related products due to the late winter this year. For the fiscal year, gross margin was 30.9 percent. Our improvements in gross margin from better inventory assortments and reduced shrink were offset by higher winter related merchandise markdowns due to the late arrival of cold, wet weather this year as compared to last year.

For the quarter, SG&A as a percent of sales was 27.0 percent compared to 29.3 percent in the same period of fiscal 2005. The 230 basis point reduction was primarily a result of improvements achieved in our mature stores as well as higher litigation reserves from the fourth quarter of last year, which were not needed in fiscal 2006.

For fiscal 2006, SG&A as a percent of sales was 29.6 percent. Excluding the $8.7 million charge related to the recapitalization plan, which we completed in the second quarter, SG&A as a percent of sales was 27.1 percent compared to 27.5 percent for fiscal 2005. The 40 basis point reduction was largely a result of improvements achieved from our mature store base.

Our net income for the fourth quarter more than doubled to $1.6 million or 12 cents per diluted share, compared to $722,000 or 5 cents per diluted share in the comparable period last year. For the full fiscal year, the Company reported a net loss of $87,000 or 1 cent per diluted share, which included the recapitalization charge of $7.8 million.

Excluding this charge, our net income for fiscal 2006 increased 25.6 percent to $7.8 million or 55 cents per diluted share compared to net income of $6.2 million or 44 cents per diluted share in fiscal 2005.

With regard to our balance sheet, we have continued to efficiently manage our cash position and again ended the year with zero debt. We’re pleased to have successfully implemented our store growth plans for last year using internally generated cash flow. And I’m proud to report that our average inventory per store decreased 6.2 percent as compared to March 31, 2005, a nice improvement over how we ended the last quarter.

In fiscal 2007 our estimated expenses related to Sarbanes-Oxley 404 compliance will be approximately $500,000. Being a non-accelerated filer, we have been given a longer timeframe to implement these changes. We also are replacing our core computer systems in early fiscal 2008.

However, the preparation for the implementation will occur this year and, as a result, we will incur some up front costs of approximately $300,000 associated with this investment in fiscal 2007. In addition, we expect the capital costs of these systems to be approximately $4 million.

As Craig said earlier, we are pleased with our accomplishments and operating performance in the past fiscal year and we believe we are in a good position to continue our success in fiscal 2007. That concludes our formal remarks for today. We’ll now open the call up to questions. Operator?

OPERATOR: Ladies and gentlemen, at this time we will be opening up the call for a question and answer session. Please press the Star, then the number one, on your touch-tone phone if you would like to ask a question. The first question comes from Paul Swinand from Stevens Incorporated; please go ahead.

PAUL SWINAND, STEVENS INCORPORATED: Hi guys. Can you hear me?

CRAIG LEVRA: Yes.

PAUL SWINAND: It’s actually Rick and Paul. We’re both in the same room here. Rick Nelson.

CRAIG LEVRA: Good afternoon.

RICK NELSON, STEVENS INCORPORATED: Hey Craig. Just a question about the Arizona stores; how are they performing relative to your store model? And are you looking at additional units in that state?

CRAIG LEVRA: Well we’re very pleased with our results in Arizona and we are working hard in that state to secure additional opportunities as they become available.

RICK NELSON: How about thoughts on store expansion for your next fiscal year? I know you talked about five this year.

CRAIG LEVRA: Well, Rick, that’s something that we don’t typically comment on that far in advance. Clearly, as all of you know, we are working hard to build the infrastructure within the Company to support growth. And, as Howard indicated in his comments, we’re going to do it in an efficient and practical manner on a go-forward basis. But we’re certainly excited about the five new stores coming up this year.

RICK NELSON: OK. You know, we’ve seen some mixed results among some of the other sporting goods companies and I’m wondering if you can comment how you see the overall environment is looking for the summer and possibly beyond if you could. And overall promotional environment today?

CRAIG LEVRA: Well I think it’s honestly way too early to tell. There’s a lot of conversation about what gas prices will do the economy and how it will impact customers or stores or different retailers and our summer business really is just getting underway.

So it’s too early to have a gauge on whether it increases outdoor activity, decreases outdoor activity, increases tourism coming to the three states we do business in or whether more of our customers go away. It’s really hard to say just yet on how that’s going to be impacted.

RICK NELSON: In terms of a specific area of strength and weakness, can you comment? We’ve seen some mixed results, for example, in the golf category. I’m wondering what you’re seeing there?

CRAIG LEVRA: Well, as you know, we typically don’t talk about individual categories. I will tell you that we had a very solid golf business at Sport Chalet in our fiscal fourth quarter.

RICK NELSON: Very good. Thank you.

CRAIG LEVRA: Thank you.

OPERATOR: The next question comes from James Ragan from Crowell Weedon. Please go ahead.

JAMES RAGAN, CROWELL WEEDON: Yes, hello guys. A couple of things - just talking about the nice close to the year from the winter goods, can you just talk about whether you saw a particular strength at the end of the quarter from hard goods, soft goods, and then did you also end the year with pretty good inventory levels in the winter business?

CRAIG LEVRA: Well certainly we had good snowfall amounts in Northern California throughout most of the winter. Southern California, Nevada, and Arizona got off to a very, very, very late start. We certainly finished strong at the end of the quarter with winter merchandise and at the end of the year we’re pleased with where we are, from an inventory position. As you know, we constantly challenge our team to have the latest and greatest merchandise on the floor, particularly going into a season. And you can’t do that if you’re stuck with a lot of old inventory. So we’re positioned right where we want to be going into this upcoming winter.

JAMES RAGAN: OK. I apologize but I missed a little bit when you mentioned the five new store openings for the fiscal year. I heard Thousand Oaks, which I believe is already open, and then San Marcos and San Jose. What were the other two?

CRAIG LEVRA: We’ve got Vacaville and Norco, in Riverside County.

JAMES RAGAN: OK - great. Then there was a question on the outlook going forward but can you say anything about - given that the first quarter now is nearly complete - any comments on how the quarter’s been going?

CRAIG LEVRA: Well, as you know, we don’t really talk about current business from that standpoint, mainly for competitive reasons, so I probably can’t give you any real clear picture just yet.

JAMES RAGAN: OK. Finally, on the new stores, have you made any changes to the kind of prototype you are talking about - what size store you’re looking at and anything that you’ll be doing special in terms of adding some newer departments?

CRAIG LEVRA: Well, our prototype is 42,000 square feet, with a SCUBA training pool. Four of our five stores this year will have SCUBA training pools. We constantly look at how we position categories within the store, which categories we outsize and which categories we downsize, based on our research in the marketplace before we move in and open a store. So we do a tremendous amount of adjustments going in to make sure that, based on our research, we’re doing exactly the right thing for those customers. Obviously, after the stores open and if the results are somewhat different, then our stores are very flexible and it’s extremely easy to go back and reposition categories, or expand categories as necessary, as the business dictates. One of the great benefits we have at Sport Chalet is how our stores - our merchandise and the fixtures we use, everything from the flooring all the way up to the lighting and the banners and everything else - how we can position categories, move them around and expand and contract them.

JAMES RAGAN: Great. Thank you.

CRAIG LEVRA: Yes sir.

OPERATOR: The next question comes from Vincent Staunton from Wedbush Morgan Securities. Please go ahead.

VINCENT STAUNTON, WEDBUSH MORGAN SECURITIES: Hi. I was wondering if you see much room for improvement in terms of SG&A costs as a percentage of revenue going forward. Just, in general, how much more improvement could you expect to see?

HOWARD KAMINSKY: This is Howard.

VINCENT STAUNTON: Hi.

HOWARD KAMINSKY: We certainly are investing for the future when we talk about new systems and compliance with Sarbanes-Oxley and we are opening stores. And our newer stores are maturing, which will help offset a lot of those expenses. So we are definitely planning on improving SG&A but don’t have specific numbers we give out.

VINCENT STAUNTON: OK. And also I didn’t quite hear what you said but I think you mentioned something about a $4 million capital expenditure?

HOWARD KAMINSKY: Yes, that’s for our core computer systems that we’re looking to replace in fiscal 2008.

VINCENT STAUNTON: OK. All right. Thanks guys.

CRAIG LEVRA: Thank you.

OPERATOR: The next question comes from Don Whitaker from DCW, Incorporated. Please go ahead.

DON WHITAKER, DCW, INCORPORATED: Good afternoon gentlemen.

CRAIG LEVRA: Hello Don.

DON WHITAKER: I had just a couple of questions at the beginning of the call. I thought I heard that all the new stores were going to have SCUBA training pools and then I heard four of five - which one is correct?

HOWARD KAMINSKY: Four out of the five.

DON WHITAKER: Four out of five, OK. And then, any plans in future road shows or anything for the investment community?

HOWARD KAMINSKY: In terms of some sort of offering?

DON WHITAKER: In terms of some sort of offering or just pitching the stock and trying to get a fair representation of what it’s worth.

HOWARD KAMINSKY: There are no plans for…..

DON WHITAKER: There are no plans for a road show or a secondary offering in lieu of getting the financing for future expansion?

HOWARD KAMINSKY: Yes. At this point in time we have no debt and we haven’t had a need for any additional capital. So there are no current plans, Craig and I, have gone out to a couple of conferences this year so we are doing a little more from that perspective.

DON WHITAKER: OK. All right. Thank you gentlemen. Good quarter.

CRAIG LEVRA: Thank you.

OPERATOR: Since there are no further questions at this time, Mr. Levra, please continue with any closing comments.

CRAIG LEVRA: We would just like to thank all of you again for joining us today. If you have any follow-up questions, feel free to contact Howard or me and have a great afternoon. Thanks very much everyone.

OPERATOR: This concludes today’s conference call. Thank you for participating.

END